Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Cineverse Corp. on Form S-1 (No. 333-260210 and 333-214486), Form S-3 (Nos. 333-239710 and 333-222190) and Form S-8 (Nos. 333-189898 and 333-266939) of our reports dated June 29, 2023, on our audits of the financial statements as of March 31, 2023 and 2022 and for each of the years then ended, which reports is included in this Annual Report on Form 10-K to be filed on or about June 29, 2023.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

June 29, 2023